OPTION CERTIFICATE NO. 2/ O'REILLY
                    COMPREHENSIVE ENVIRONMENTAL SYSTEMS, INC,
                    Options for the Purchase of Common Stock


     This is to certify that Michael O'Reilly ("O'Reilly") has been granted non-qualified stock options ("Options") which entitle him to subscribe on the form attached hereto for 2,000,000 authorized, validly issued, fully paid and non assessable shares of common stock, $.0001 par value per share, of Comprehensive Environmental Systems, Inc. (the "Company") at a price of $.01 per share, subject to the terms and conditions set forth herein, upon surrender hereof at the offices of the Company during the exercise period defined below, together with full payment for the shares being purchased and accompanied at the time of each exercise by such executed documents as the Company may reasonably require to ensure that the common stock to be issued upon such exercise will be issued in compliance with applicable federal and state securities laws. Unless this certificate is so surrendered, the Options granted hereby shall be void and the certificate of no value. If exercised in part, upon surrender the Company will amend the option certificate and reissue a certificate to the option holder which represents the remainder of the options not yet exercised.

     The Options represented hereby are exercisable in whole or in part by O'Reilly from time to time during the exercise period. The exercise period is the period of five years commencing on the earlier of (i) the date of notice of termination of the employment of O'Reilly as Chief Executive Officer by the Company, other than "for cause", as defined in Section 9(a) of the O' Reilly Employment Agreement entered into as of November 1, 1996, if such ever occurs, or (ii) the date of change of a majority of the Board of Directors of the Company other than through action by the Board of Directors in creating and filling vacancies on the Board, or change of controlling stockholders of the Company, if such ever occurs. These Options are non-transferable (except under the laws of descent and distribution). The holder of this certificate shall not have any of the rights of a stockholder in the Company by virtue of being such holder unless and until the Options are exercised.

     The Options granted hereby shall not be diluted by stock splits, dividends, distributions, recapitalizations or otherwise occurring after the date hereof and, upon such occurrence, appropriate adjustments to the number of Options granted hereby shall be made by the Company.

Effective Date: September 12, 1996 as amended effective November 1, 1996

Attest:                               COMPREHENSIVE ENVIRONMENTAL SYSTEMS, INC.


___________________                   BY: ______________________________________
                                          TITLE:  Authorized Signatory